Exhibit 32.2

CERTIFICATIONS BY THE CHIEF FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the Quarterly Report of Education Management LLC (the “Company”) for the fiscal quarter ended September 30, 2008 on the date hereof (the “Report”), I, Edward H. West., Executive Vice President and Chief Financial Officer of the Company, hereby certify in such capacity, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the periods reflected therein.

By:	/s/ Edward H. West
Edward H. West
Executive Vice President and
Chief Financial Officer

Date: November 14, 2008